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                                                                      EXHIBIT 13

FIDELITY INVESTMENTS

Fidelity Management & Research Co.
82 Devonshire Street
Boston MA 02109
617-570-7000



August 24, 1992

The Masters Group of Mutual Funds
82 Devonshire Street
Boston, MA 02109

Gentlemen:

Please be advised that the 100,000 shares of the beneficial interest of The Masters Group of Mutual Funds which we have today purchased from you were purchased by Fidelity Management & Research Company as an investment with no present intention of redeeming or reselling such shares.



Very truly yours,


/s/_____________________
Arthur S. Loring
Vice President and
General Counsel